EXHIBIT 99.1

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions Inc - Managing Director IR

Rich Daly Broadridge Financial Solutions Inc - President and CEO

Mike Liberatore Broadridge Financial Solutions Inc - Acting Princial Financial Officer

CONFERENCE CALL PARTICIPANTS

Rayna Kumar Evercore Partners - Analyst

Niamh Alexander KBW - Analyst

Peter Heckmann Avondale Partners - Analyst

Ryan Davis Credit Suisse - Analyst

Chris Donat Sandler O’Neill & Partners - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to the Broadridge Financial Solutions’ second quarter FY2014, earnings conference call. I would like to inform you that this call is being recorded and that all lines have been placed on mute to prevent any background noise. There will be a question and answer period after the speaker’s remarks. Please try to limit your questions to one per participant.

(Operator Instructions)

I will now turn the conference over to David Ng, Managing Director Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial Solutions Inc - Managing Director IR

Thank you. Good morning everyone, and welcome to the Broadridge quarterly earnings call and webcast, for the second quarter of FY2014. This morning I am here with Rich Daly, our President and Chief Executive Officer and Mike Liberatore, our Acting Principal Financial Officer. By now I hope that everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentation that accompany today’s earnings call and webcast, can be found on the investor relations page at Broadridge.com.

During today’s conference call we’ll discuss some forward-looking statements regarding Broadridge that involves risk. These risks are summarized on slide 1. We encourage participants to refer to our SEC filings, including our annual report on form 10K for a complete discussion of forward-looking statements, and the risk factors faced by our business.

Our non-GAAP FY2014 earnings results exclude the impact of acquisition amortization and other costs. These costs were significant, and we believe the non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliation to the comparable GAAP measures can be found in the earnings release. Now, let’s turn to slide 2 and review today’s agenda. Rich Daly will start today’s call with his opening remarks, and will provide you with a summary of the financial highlights for the second quarter and year-to-date FY2014. Followed by a discussion of a few key topics.

Michael Liberatore will then review the financial results in further detail. Rich will then return and provide his overall summary and some closing thoughts before we head into the Q&A part of the call.

Now, let’s turn to slide 3 and I will turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Thanks David. Good morning everyone. I will get to my remarks about our second-quarter results in just a moment. But first, as most of you know, back in December we announced that our founding CFO, Dan Sheldon, went out on medical leave. After recently being cleared to return to work, Dan decided to step down from his position as Broadridge’s CFO effective yesterday.

I have asked Dan to stay on through the beginning of April to help with the transition as we search for his successor. Dan has been a great business partner, going back to before Broadridge was an independent public company. And we couldn’t have attained the success we have without his strong leadership.

We wish Dan every success in all his future endeavors. On behalf of the Board of Directors, the executive committee, and all of Broadridge associates, I would like to publicly thank Dan for his commitment and all of his contributions to our Company.

I would also like to welcome Mike Liberatore to the call as acting Principal Financial Officer. As you may already know, Mike has been with Broadridge for 10 years, and most recently served as the Chief Operating Officer of Broadridge’s mutual fund and retirement solutions group. Prior to which he was CFO of our largest segment, the investor communication solutions business. So welcome, Mike.

Now let’s start on slide number 3, our second quarter FY2014 financial highlights. Overall, I am very pleased with our first-half financial results. We continue to see strong recurring revenue growth, along with solid momentum.

Recurring revenues were up 9% for the quarter, and up 10% year-to-date versus the comparable period in FY13. The recurring revenue increases were primarily the result of net new business, and continuing current favorable market-based activities, which created internal growth across both segments. Event driven fee activity was flat for the quarter, but was up $9 million year-to-date versus last year’s first half.

With this increase, we are expecting event driven fee revenues to be back to last year’s level of approximately $156 million. Michael will cover event driven activities in more detail in his review of the ICS segment.

Our earnings continued their strong growth in both the quarter and year to date. For the quarter, our non-GAAP diluted earnings per share increased over FY13 by 47% to $0.25. This earnings growth was primarily due to higher revenues and improved productivity from our strategic initiatives.

For the first half of the fiscal year, our non-GAAP diluted earnings per share reached a record level of $0.64, which is an increase of 83% over the first half of FY2013. We are off to a great start for the fiscal year. However, due to the seasonal nature of our business, our first-half earnings-per-share results historically make a smaller contribution than the second half, to our full-year results.

Having said that, we are confident that both of our segments will continue to grow top and bottom line. We believe our recurring revenues will continue to grow in line with the continuing current favorable market-based activities. Therefore, we are raising our FY2014 guidance.

We are raising our recurring revenue growth to the range of 7% to 8%, from a range of 5% to 7%. Non-GAAP diluted earnings per share to the range of $2.15 to $2.25, from a range of $2 to $2.10, which excludes the impact of acquisition amortization and other costs.

GAAP diluted earnings per share to the range of $2.03 to $2.13, from a range of $1.89 to $1.99, and free cash flow to approximately $300 million, with a range of $275 million to $325 million. The full FY2014 guidance is included in the appendix to our presentation.

Now please turn to slide 4 to discuss our closed sales performance. Recurring revenue closed sales were up 13% for the quarter, to $23 million and year-to-date recurring revenue closed sales were up 12% to $38 million compared to last year.

Usually, our first-half closed sales of less than $5 million contribute less than the second half to the full-year results. We did not close any transactions with revenues of $5 million or greater, during the first half of FY2014.

Our sales pipeline remains robust with very good momentum. We continue to make good progress in our emerging and acquired products portfolio, and our jointly launched Accenture post-trade processing platform. We are reaffirming our FY2014 recurring revenue closed sales guidance in the range of $110 million to $150 million, which includes closed sales with revenues of $5 million or greater, in the range of $20 million to $40 million. We anticipate closing at least one large transaction, and would be disappointed if this did not occur during this fiscal year.

Please turn to slide 5 for some key updates. Despite the market’s performance over the last week or so, we view the current market based activities to be favorable. Favorable, however, is a relative term. In this case, it’s related to the market environment Broadridge has experienced since our spin and the financial crisis.

Our current stated journey to achieve top quartile shareholder performance, anticipated recurring revenue growth mainly from net new business and acquisitions. And prudently assume ongoing weak market growth, so the current market environment is a welcomed improvement compared to what preceded it.

Now, let’s revisit some key revenue drivers of Broadridge. They are, equity and interim position growth, market related trade volume and corresponding post-sale activities and event driven activities.

Equity in interim position growth is the most stable of the market variables we need to consider at Broadridge. Together, equity and mutual fund positions combined have increased every year for decades.

Trade activity and post-sale activity can be volatile. But they are generally up on average. Slight trading activity increases and decreases can impact our earnings positively or negatively, and, historically always has.

Event driven revenue was the most significant variable in FY10 and FY11. However, before and after those two anomaly years, it has been stable and historically almost always positive, given strong annual mutual fund position growth.

Event driven revenue is tough to plan. Tough to say with precision quarter to quarter or year versus year. But for a long-term investor, it’s not something that should consume the mindshare it has in the past.

So, a lot of words. What does it mean and what is the message I’m communicating? Simply, what I’m saying is that over multiple year periods, Broadridge’s revenue model is very stable. Providing backbone support to Wall Street never goes away.

A high percentage of our recurring revenue is tied to non-trading support activities. The functions we perform related to securities trading are not tied to trading profits, but to trading volumes and other trading support activities.

We will continue to plan revenue growth from these key drivers that I just reviewed with you conservatively. But it’s time for all of us to focus on the long-term planning variables of Broadridge’s revenue drivers.

They are one, stock record growth, which is rarely volatile and generally slightly positive. Two, event driven revenues, which despite the FY10 and FY11 whiplash up and down, we expect to remain relatively stable over the next years, and given strong position growth behind them, they are also generally slightly positive.

Three, trading volumes and related trade support activities have always risen over any reasonable period of time. But also can go up or down on a quarter to quarter or year to year basis. Given our high fixed cost infrastructure, and the strong impact that trading volume and support activities can have on Broadridge’s results up or down, this is the primary variable outside of our control you should focus on going forward.

Four, our emerging and acquired or E&A focus, which I will cover more in a moment, has proven to give us more control of our total shareholder return destiny, even in difficult market environment. And finally five, solid net new business tied to our sales execution also gives us more control in all markets.

So now let’s talk about Broadridge’s success with our emerging and acquired product portfolio, or simply E&A products. We remain enthusiastic about the long-term prospects of our E&A products. Our acquisitions are on track to generate approximately $210 million in revenues, with about $65 million in non-GAAP EBITDA for FY2014.

Our strategy remains unchanged. We will continue to seek strategic tuck-in acquisitions that meet our investment criteria. As I have discussed in the past, Broadridge must be the logical buyer of such companies, and they must be more valuable under the Broadridge umbrella than as a standalone entity. While we were successful in closing a small acquisition in the first quarter, I will be disappointed if we are not able to close an additional tuck-in transaction in 2014.

We are also enthusiastic about the prospects of our emerging product portfolio. Emerging products include many natural product adjacencies or extensions to our core businesses, such as tax services, securities class actions, and mortgage-backed trading systems to just name a few.

In FY2014, the E&A portfolio is expected to approach 50% of our recurring revenue closed sales. Disciplined investments are required to succeed in E&A activities. Enabled by the strong results in the first half of our fiscal year, and encouraging signs that suggest the current market activity will continue, we are allocating a higher amount to strategic initiatives in the second half of the fiscal year.

The focus of the investment is on solutions to address three key macro trends which are the digitalization of investor communications, costs or capability mutualization, and data solutions and intelligence created from our unique data. We have made solid progress in advancing each of these three strategies.

Let’s start with the digitalization of investor communications. In November, we announced with Pitney Bowes, the reinvention of mail in the cloud with Amazon web services. This interactive digital communications exchange will make it easier for businesses to communicate with consumers about their most important transactions.

This platform has the potential to save billions of dollars per year, by reducing static paper consumption. In our press release with Pitney Bowes; Ariel Kalman, Head of Worldwide Marketing for Amazon web services, stated, “we are excited to be working with Broadridge and Pitney Bowes as they leverage the power of AWS technologies to bring new capabilities to financial communication and encryption.” We have accelerated development one rate activities for our Fluent digital solution by about $7 million in order to roll out our Fluent product offering with Pitney, through Amazon web services this calendar year.

Under cost, our capability mutualization, we are planning to accelerate sales and marketing activities, including global talent acquisition. And also invest in product enhancements. As I have said before, cost mutualization is not new to Broadridge, regardless of whether you call it outsourcing, EPO, or cost mutualization, at Broadridge, we have been doing it before any of those terms existed. What is new, is the recognition or platforms global capabilities driven by our alliance with Accenture.

Finally, for data solutions, I previously commented on how our current products allow us to leverage our unique data. Our accelerated investment focus will further drive the exploration of additional product solutions, including data analytics, to better address the need of an increasingly complex market. Collectively, we believe that this increased level of investment activity, and run rate increases will drive better future results.

Our original guidance included new investments of $8 million over our normal run rate. Because of our success to date, our revised guidance contemplates about $20 million of one-time spend to be made in relation to these three key macro trends, for a total of $28 million or approximately $0.14 per share. The $20 million and majority of the $8 million will be incurred in the second half of our fiscal year.

Last, and certainly not least, the SEC’s approved EBIT regulation and related fees became effective for meetings that had record dates on or after January 1, 2014 and is being implemented as planned. We still believe the net financial impact is neutral to slightly positive for Broadridge.

Now I will turn the call over to Mike, who will go into more detail about the financial results. Mike?

Mike Liberatore - Broadridge Financial Solutions Inc - Acting Princial Financial Officer

Thanks, Rich. Let’s move to slide 6, our key financial drivers. This page is divided into two sections. The top section provides the drivers of our current revenue growth, and the bottom section has total revenue including margins and earnings per share.

I will start with recurring revenue, the first yellow stripe, since recurring revenue is the primary contributor to our total higher recognized to our higher total revenue guidance for the full year of 4% to 5%. Our expectation for recurring revenue growth for the full year has increased from 5% to 7%, to 7% to 8% due to higher internal growth. As Rich mentioned, we are anticipating that the levels of our market-based activity and interim communications, wholesale fulfillment and trade volumes which we have seen in the first half of the year, will continue in the second half of our fiscal year.

As such, we have increased the contribution expected from material growth by 2 points of both the low and high end, which translates into a revised range of 2% to 3%. Contributions from net new business are on track to contribute 4 points, and acquisitions are expected to add another point, both in line with our original guidance.

Overall for Q2 and year to date, we are tracking to our expectations for each of our revenue drivers, with better-than-expected term growth and related distribution revenues due to the higher market based activities. Once again, the major drivers have been interims, post-sale and trades, and respective efficacy for the rest of the year. Although the growth will not be as dramatic as the second half of the prior year which was very strong and a tough compare.

In terms of our non-GAAP EBIT margin for Q2 year-to-date, we have been benefiting and expect to continue to benefit in the second half from higher revenue and planned productivity from strategic initiatives. We therefore have raised our non-GAAP EBIT margin guidance for the full-year to a range of $16.5 million to $17.1 million, an increase of 70 basis points, on both the low and high end of our original guidance. Also included in this range is the impact of one-time investments and solutions to address the three macro trends that Rich has already mentioned.

We are confident in raising the low and high ends of our full-year non-GAAP EPS guidance by $0.15. To put this in perspective, higher revenue from market-base of event driven activities, and lower expenses expected to contribute $0.25 to the increased guidance. This is partially offset by investments of approximately $0.10 or $20 million.

Let’s move into the segment results starting with investor communications on slide 7. For the quarter year-to-date, ICS was benefiting from the higher than expect term growth in post-sale fulfillment in interim communications due to favorable market based activities. We are projecting this level of activity will continue in the second half of the year and is a main factor in raising our full-year recurring revenue guidance for ICS to 8% to 9% from the original guidance of 6% to 8%.

To help summarize the full-year outlook for recurring revenue growth, slightly more than half is expected to come from net new business and the remainder from the term growth. Our client retention rates remain at 99%.

We have seen solid mutual fund proxy activity in the first half, and even with our limited view of only thirty or sixty days of alternating events, we believe this pickup in activity will continue for the remainder of the year. Therefore, we are also raising our guidance for event driven revenue to be approximately $156 million, which is aligned with last year.

Going forward, we believe we are entering into what we are calling a new normal for event driven mutual fund proxy activity as measured by the percentage of annual activity to the total estimated number of beneficial mutual fund shareholder positions. As you may know, unlike corporate equity issuers, open ended mutual funds are not required to have shareholder meetings every year. Shareholder meetings are only required when there’s a triggering event such as a change of directors or are a change of investment restrictions or advisors.

We believe that going forward the primary driver of mutual fund proxy activity will be the periodic election of directors, and that fact has elongated to a 7 to 10-year period. As such we are expecting that the average number of beneficial positions we process in a given year will range from 14% to 19% of the total estimated positions excluding large acquisitions or change of control activity.

Of course, over this period of 7 to 10 years, we will see peaks and valleys based on the size of the mutual fund issuer and the nature of the campaigns in any given year. For the current year, we are expecting to be approximately 16% of the total estimated beneficial positions versus the previous year of 14%. To sum up with ICS’s bottom line performance, our expectations for the full-year EBIT and related margins has increased to reflect the higher revenue activity as ICS continues to demonstrate strong operating leverage from the term growth and event driven activity.

Let’s move to slide 8, which highlights our SPS business. For the quarter year-to-date, SPS has experienced solid returning revenue growth led predominately by net new business and to a lesser degree internal growth from trading activity. As I mentioned earlier, we are expecting our favorable market-based activity will continue, but growth will be tempered as trade levels were high in the second half of 2013.

Therefore, we are reaffirming the high end of our revenue guidance of 5%, and have raised the low end from 3% to 4%. This revised range of 4% to 5% highlights the majority of the revenue growth as coming from net new business, as we now only see a slightly positive contribution for return growth versus the negative 1% contemplated in our original guidance.

In terms of margin growth, we have raised our full-year guidance from 17% to 18% reflecting a growth of 400 to 500 basis points over the prior year. We have clearly seen the productivity from strategic initiatives we began in FY13 along with the share operating leverage that this is able to produce from higher revenue.

Before turning the call over to Rich, I’d like to add that both ICS and SPS have achieved solid year-to-date results, and we are confident in our raised full-year guidance. Our core business model has proven to perform well, even in a difficult market as we are now positioned to reap the benefits as we move towards a slightly positive market environment.

Rich, I will turn the meeting back over to you.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Thanks Mike. Please turn to page 9 for my summary wrap up.

I am very pleased with the great first half in FY2014. We experienced record earnings per share results, with both segments contributing. Recurring revenue continues to be strong, led by net new business.

Recurring closed sales are growing, and we have a very strong and growing sales pipeline. Favorable market based activities such as increased equity trading, prospectus fulfillment, and mutual fund volumes are happening and are expected to have a positive impact on our results in continuing current market conditions. Our client revenue retention rate was a strong 98%, as expected.

With this, we are confident in raising our recurring revenue guidance to the range of 7% to 8%, non-GAAP diluted earnings per share guidance to a range of $2.15 to $2.25, and free cash flow of approximately $300 million. Broadridge’s business is a stable recurring revenue model with slight internal growth, further enhanced by new products, both acquired or created, internally, and overall proven sales execution. These are the primary components of our future, top quartile performance confidence.

While the market has been challenging to many clients over the last several years we continue to profitably move forward and gain more momentum during periods of normal market activities. The Broadridge brand is well known and highly respected for providing Investor Communications and Securities Processing Solutions. Our brand will strengthen, and we continue to expand our clients’ awareness of our capabilities.

Both of our operating segments are contributing solid top and bottom line financial results. These operating segments both generate stable recurring revenue, and strong free cash flows, with very high client retention and some historical internal growth. These factors, combined with the benefits of a disciplined E&A effort, and strong sales execution is the foundation of our long-term journey and total shareholder return goals.

We will continue on our ongoing journey to sustainable, top quartile stockholder performance for years to come. And we will remain committed to building shareholder value through effective capital stewardship. This includes paying a meaningful dividend with a targeted 40% earnings payout ratio.

We will reinvest in our business, including new product development, with a focus on the three key macro trends. This includes accelerating investment amounts at opportune times, and continuing with tuck-in acquisitions that have both strong strategic fit and financial return profiles.

We will also opportunistically repurchase shares to offset dilution as cash builds without tuck-in acquisition opportunities. We will again reduce share count through flexible share repurchases.

We have the ability to accomplish all of the above while maintaining our investment grade rating, which we believe sets us apart from many other companies. We have a clear strategy for our journey, and together with our capital stewardship capabilities, we have created and expect to continue to create, sustainable shareholder returns.

Finally, I’d like to take this opportunity to personally acknowledge our extraordinary and highly engaged associates. Their commitment to the service profit chain was just again recognized, as Broadridge was named as one of the Best Companies to work for in New York State, by the New York State Society for Human Resource Management. We have won this award every year since it was established seven years ago. Our highly engaged associates have enabled us to achieve our record operating performance, extraordinary client revenue retention rate, and have enabled Broadridge to have a strong core from which to grow.

I will now turn the call over to the operator, and we look forward to taking your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

David Togut, Evercore.

Rayna Kumar - Evercore Partners - Analyst

Hello, this is Rayna Kumar filling in for David Togut. Rich, just going back to your comments on your recurring revenue post-sales guidance, as you mentioned historically, that guidance range hadn’t required a signing of large transactions greater than $5 million, but this year it does. So, I just want to get a better idea of what has changed? What changed in your thinking? What are you seeing differently?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Okay. Rayna, I really don’t think much has changed. I just think we’re adding more clarity to the dialogue. We are still targeting a meaningful number of the sales less than $5 million. We’re thinking in the general range of close to $100 million. We are thinking larger transactions move us into the range and in order to get to the higher end of the range, as we’ve said last year and I believe even prior to that, we actually need the larger transactions to get us completely into the range and certainly we would expect them to be needed to get us to the higher end of the range. So I’m not really viewing this as anything new.

Rayna Kumar - Evercore Partners - Analyst

Okay. Could you discuss the key drivers of your 73% year-over-year pretax profit growth in your securities processing segment? You only had 6% revenue growth. So if you can just tell us if this high operating leverage is sustainable over the next 12 to 24 months?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

So, I will kick this off and then turn it over to Mike. One of the things we did here Rayna in this call was really try to highlight the five things that drive Broadridge. And so I’m going to ask everyone if there was a more clarity that we wanted to bring to you, and I think it’s our never-ending desire to be as transparent as possible, is those five items. And so it’s the stock record positions, it’s the event driven activity, and then when we get to the trading piece, which is what you are talking about, it’s because of the high fixed cost infrastructure we have, that I’m emphasizing that slight changes in net revenue up or down, can have very good impact on the bottom line or a tough impact that we need to manage through. Because of that high fixed cost infrastructure. So I’m going to turn that over to Mike to comment a little bit more about the trading related activity and the SPS segment overall.

Mike Liberatore - Broadridge Financial Solutions Inc - Acting Princial Financial Officer

Thanks, Rich. So in the first half of the year, the trading activity was approximately we saw term growth of approximately 16%, and that certainly contributed to SPS’s bottom line performance. But equally important is the productivity savings that we have been seeing from our FY13 -- starting with FY13 initiatives, and that is contributing equally to their performance.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

So we went into this year expecting a tougher environment than we have seen in the markets. We went into this year with a view that we could grow the top line. It’s actually growing a little better than expected, and that slight impact of revenue growth is in the first half of the year, where we are not contributing as much as the second half of the year contributed giving us a very nice uptick when you do a percentage compare.

Operator

Niamh Alexander, KBW.

Niamh Alexander - KBW - Analyst

This is actually Kyle stepping in for Niamh. So with respect to Accenture and the post-trading processing solution, you haven’t seen any real large deals announced since the first one in July. So I guess my first question is, were there any small deals from Accenture included in your closed sales number this quarter? And secondly, could you give us any more color around the interest level you are seeing from clients in Europe around the solution?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

I actually view it as really one question about an update on that overall. We historically on all of our processing transactions have known it’s a long sales cycle. So I don’t really view there being any new news here. We were very, very pleased to announce the SocGen deal last year and that continues on progress. Since that deal has been announced, the levels of interest that we are seeing and Accenture is seeing, has been and remains very strong. It is a relatively long sales cycle. There’s lots of dialogues going on.

You know from my positions in the past that regardless of how encouraging dialogues are, until you get through a contract process, these contracts are several hundred pages. Just for an example, which shows just the level of depth that it gets into, that this is a longer sales cycle. We remain very, very excited. Part of our excitement about our confidence in our future growth is that we expect this to be a meaningful contributor to SPS as we go forward, and there is nothing that has changed in any of our activities, and when I talk about a growing pipeline, clearly one of the biggest pieces of that growing pipeline is the level of interest and activity that we are having in dialogues as it relates to the APTP, Accenture transaction and venture.

Niamh Alexander - KBW - Analyst

Okay, thanks. And just one more if I could around the revenue contribution or your guidance around revenue contribution from recurring revenue closed sales, I saw it’s slightly lower for ICS versus your prior guidance. Is this just related to some deals taking longer to convert to revenue? Any color you can share would be helpful. Thanks.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Sure. Definitely what we break out as our less than $5 million sales which we generally feel will convert in less than a year, and in our over $5 million we felt was a very good way to give people a directional view in the timing of revenue conversion. There is been a slight delay in some of the revenue conversion that we would have expected. Right now, given the strong performance we have, I’m actually viewing that in an ironic way slightly positively, in that it will actually give us more benefit as we go forward. And the markets have not only offset that benefit, but offset that and given us more benefit year to date than what we were planning on.

Niamh Alexander - KBW - Analyst

Okay. Thanks for taking my questions.

Operator

Peter Heckmann, Avondale Partners.

Peter Heckmann - Avondale Partners - Analyst

On that $28 million investment, if my notes were correct, about $8 million of that spending has already occurred. The additional $20 million in the second half, characterizing that generally as one time, but in terms of if you are adding to sales and marketing capabilities, does some of that bleed into 2015? And if so, when would you expect to see some of the returns from those investments?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Great question. I’m going to take this and then ask Mike to give some additional financial color. So the key, one of the key messages here Pete, and thanks for raising the question, is that beyond raising guidance and our strong performance, we were also in a position to look at the opportunities we have to create more confidence in our future shareholder value creation goals. And invest in activities that will give us more confidence to becoming a sustainable top quartile performer for years to come.

So we are very excited not to be spending money for the sake of spending money, but we believe we can accelerate some of the activities around the three initiatives we have, as it relates to opportunities to create future revenue growth. This ties directly to the five key variables and the things that have enabled Broadridge to outrun the financial crisis, to be in the position we are, to create strong returns going forward, is very heavily driven by our own products that we’ve enabled. Okay?

Our emerging products that we have created as well as maintaining this recurring revenue constant growth year after year. And as I pointed out this recurring revenue growth is coming primarily about 50% right now from E&A activities. Now, we put words in here very carefully, and I am going to ask Mike to comment on one-time versus run rate increases. But overall, you should hear from me as we look to the future, I am confident that the benefits of what we are investing in, both one-time and run rate, will give us more revenue growth and absolutely the great opportunity for us to invest in, on behalf of our shareholders accreted value. Mike, why don’t you talk a little bit about --.

Mike Liberatore - Broadridge Financial Solutions Inc - Acting Princial Financial Officer

Just have a couple of points to add to that Rich. Of that $28 million think about $10 million would be incorporated to our run rate going forward, but we haven’t started our planning process for the next year. But I can see about $10 million to be included in part of our run rate. Also, that $28 million, the majority of it is being spent in the second half of our fiscal year. Very little of it has been spent year to date.

Peter Heckmann - Avondale Partners - Analyst

Okay. That’s helpful. And if I could have just one quick follow-up, Rich could you remind me on EBIP, that seemed to have a nice opportunity for Broadridge. How would you characterize it? Is it more -- is it actually more from forgetting broker-dealers ready for EBIP or is it more on the backend as you see adoption? And then if you would, remind me how that incentive fee works, whether -- who is collecting that and if there is a share on that?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Absolutely. So first of all, it’s not about getting the broker-dealers ready. All right? What we need is for them to work with us so that we can take advantage of EBIP, but we anticipate the heavy lifting on EBIP to be on our side, not on their side. And we are ready for that. So that is in place. There’s two pieces to it, and so with the fee adjustments that were part of the whole proposal, because remember, it was approving EBIP and a new fee schedule. And the fee schedule makes changes to some of the revenue.

We get some of the revenue the brokers get. Okay? That’s where we are viewing it as being slightly positive. As we convert broker-dealers customers to being digital, okay, the new customers there’s a new incentive fee because the SEC recognizes two things there. One is that it ultimately saves issue as money, and significantly through paper and postage, and two, it creates a higher level of engagement with the investor. So those are two goals the SEC had, that justifies the incentive fee, and that incentive fee will be shared between Broadridge and the brokers, is what we are anticipating. But the real benefit that we see here is this gives us just another reason Pete, to be having conversations with our clients about our deep digitalization strategies, about our fluent strategy, and about how what we’re doing not only is working and proven to work in proxy, where we have eliminated 60% of the paper. But think about what we can do for you in eliminating paper and creating a higher level of engagement for your customers across all the activities you do, whether these statements, confirms, marketing information, et cetera, et cetera.

So you combine that with what we announced with the press release in the last quarter, and I provided a little more highlight regarding Pitney and using Amazon web services, we are really excited. And that’s why going back to the questions prior to this, we’re making these one-time either accelerated run rate activity or investments influence, because we believe that if you look at Broadridge from a long-term opportunity point of view, is something that we are very excited about and hope as people look at us, I’m not looking for people to plan a windfall next year or anytime soon, but view it as building momentum, call it EBIT, call it Fluent, call it the other E&A activities, for a sustainable period as we go forward.

Peter Heckmann - Avondale Partners - Analyst

I appreciate the color.

Operator

Greg Mihalos, Credit Suisse.

Ryan Davis - Credit Suisse - Analyst

This is Ryan Davis filling in for George here. First off, congratulations and best of luck to Dan in his retirement. Moving on to the SPS segment, could you remind us of what the split in trading between retail institutional and the implications on revenue and margins?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Okay. I’m just going to give you the overall business view and Mike, if you have any comments beyond that, by all means. The overall business view is that retail is something, whether it be an SPS client or any retail firm, given our strong market share and a lot of the support activities of proxy, and prospectus et cetera. Retail activity, if you look at Broadridge overall, and by activity that doesn’t mean trading, it means trading and position ownership, is really important to Broadridge. All right?

And when I talked about the stability of stock record growth, when I talked about with the exception of the anomaly year, the stability pretty much of the event driven activities, that’s all really important. And we feel pretty good that in the low interest rate environment, where people need to generate returns, and people have seen last year’s markets generate returns. Even though it’s nothing that when you guys track the sales side firms out there, the large retail firms, you’re not seeing any windfall or dramatic activity. That slight positive momentum in activity versus the headwinds you are experiencing for years, feel pretty good to us because we planned on creating value in a never-ending difficult environment. So any improvement over that, which we view as the current market activity, what we expect to continue, feels pretty good to us.

On the institutional side, particularly in our trading -- and I’m sorry, in our SPS segment the institutional side is a big part of our revenue, all right? And that revenue, because of the way we share with you many times in the past has its tiers, even though there is benefit to increased trading activity, it takes pretty big swings up or down in trading activity, to generate relatively small swings up or down in terms of our trading revenue as it is related to those activities. Even there, though, we still feel pretty good about the momentum we are seeing in the current market environment. And Mike, I pretty much covered it. Is there anything you want to add to that?

Mike Liberatore - Broadridge Financial Solutions Inc - Acting Princial Financial Officer

No, not much. When you look at the quarter, about two thirds is coming from retail and a third is coming from institution. And the sensitivity that we have shared in the past is that every 1% can drive between $750,000 to $1.2 million depending on whether it’s institution or retail.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Perfect.

Ryan Davis - Credit Suisse - Analyst

Thank you. And moving towards just the deployment of capital, could you kind of walk us through the decision process between repurchasing shares and tuck-in acquisitions kind of where you’re comfortable? I guess the valuation and the pipeline and kind of the decision process between the two?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Absolutely. First of all, let me emphasize nothing has changed. Our position here has been very consistent, and I expect to remain very consistent. So we happen to have a business that we are blessed generates strong free cash flow. So we’re looking at that strong free cash flow with a long-term perspective of how to create continuing top quartile total shareholder returns. So paying a meaningful dividend, which for us is something that we can very effectively do and still have flexibility beyond that, is something that we have identified that we want to continue. So right now, saying that we are targeting a 40% earnings payout ratio, and you should expect that to be in models that we give you as we go forward, period. Two, we have found that tuck-in acquisitions have been very effective for us.

We talked about the revenue growth that it has given us. We’ve talked about the EBITDA contribution it has given us, and we have talked about that combined with our own products that we have developed being near 50% of our recurring revenue sales activity. So the second priority is to look for tuck-in acquisitions. With the use of that strong free cash flow. Our criteria there remains very disciplined. All right? We will not do a deal for the sake of doing a deal.

Our criteria is very high in terms of earnings contributions, and the only way that is possible is that we identify products which under our umbrella are more valuable than where they are right now, and more valuable than they would be to a private equity player who gets to lever up and we don’t as part of their return model. So we look for things that leverage our distribution channel. You shouldn’t expect us to buy something that wouldn’t be a natural thing for us to go to our customer base with, and share with them great news. We now own this product and it is going to have a rock solid performance of the rest of Broadridge’s products so you can now buy this with the confidence you buy other Broadridge products. We target a 20% IRR on this. I don’t accept in models that we put together some crazy terminal value calculations.

These are very straightforward models. We target the 20% because sometimes things can go wrong, and it’s your cash, being our shareholders cash, and we want a good return on that cash. You have seen in the past when, although we’ve looked at and we are always looking at, tuck-in acquisitions, whether it be fit or price, we didn’t do them, and when we built cash, we believe based on our confidence in the future, you know, there have been almost always opportunistic times to repurchase our shares. And when we built cash and we didn’t see an opportunity to do tuck-ins, we have repurchased shares, and we’re very, very pleased with the returns we have created through that. But remember, E&A, emerging and acquired, has been part of the model that has enabled us to have the success we have today. So tuck-in acquisitions, which have enabled that success, will remain the second priority after the dividend, and then the third priority, if that’s not available, would be to opportunistically repurchase at opportune times.

Operator

Chris Donat, Sandler O’Neill.

Chris Donat - Sandler O’Neill & Partners - Analyst

One question on the CFO search. Can you give sort of your philosophy about how you’re approaching that, and then I know this is probably a politically sensitive topic, any bias towards internal or external candidates?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Well, one of the things that was included in the press release and my comments in the past, is that Dan built a very strong organization. So Dan and I had -- Dan was a great business partner to me, and so clearly that is something that I’m looking to build and get to over time. And that it absolutely takes time whether it’s an internal or external activity. When we look at Broadridge, okay, I consistently use across all of Broadridge, not in this activity, and of course every activity as this business continues to grow, and as we look at the opportunities as we have going forward, I’m always looking at a good to great model. Which is do we have the right people on the bus? Do we have the right people in the right seats on the bus, and how do we get more of the right people on the bus? So unrelated to this activity, we have lots of talent things going on around strategy people, around people to do some of the execution across the three initiatives that we talked about, and this will remain a very, very key focus.

Now specifically, as it relates to this, this is all very new activity here. So I can tell you I’m not even completely through my thought process. What I am looking at is as follows, though. I’m looking at how well positioned Broadridge is. I’m looking at the great opportunities we have, and I’m looking at who is the partner, okay, and what are the skill sets that I’m going to need to go forward with myself, Tim Gokey, and the other business unit leaders to partner with us to take advantage of these opportunities to create shareholder value. So this is a process that we want to get through quickly, but we are really dealing almost in real time here, in terms of where we are at this moment, in terms of the need to identify someone going forward.

And I have assured the board yesterday at our board meeting, and I assure everyone on the call, that we are making this with a long-term view in terms of what’s the right answer and the best answer for Broadridge as we go forward and create value. I want to acknowledge, Mike and I have been working shoulder to shoulder for this past quarter, you know, both to close out the first half of the year, to get ready for the board meeting, to get ready for this call, Mike’s contribution, Mike’s effort has been nothing short of exceptional, and this activity for Mike and for us overall, will enable him to take on more significant responsibilities, what they are, as we go forward. And I’m particularly excited about looking for those opportunities for Broadridge and Mike as well.

Chris Donat - Sandler O’Neill & Partners - Analyst

Got it. Thanks very much Rich.

Operator

Tien-Tsin Huang, JPMorgan.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Yes. Just to extend on that, I want to wish Dan the best. He was a terrific CFO. So if he’s listening, thanks. Just I guess just want to run through the investments again. The $18 million that is not in the run rate. What should we assume that you are actually investing in there? Are you using some consultants to build up your analytics for example, are you buying software, tech? Just trying to understand what’s being spent exactly.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Okay. So we clearly are looking to bring in experts on these three initiatives. So in two of the three being, the digitalization as well as the data analytics, we have those activities going on. Now, spending money, as I tell the team all the time, is a lot of work. Spending it right, I should say, is a lot of work. So identifying what questions we needed answered, what opportunities we wanted to look at, took us a good part of the first half of the year on our own, okay? Before we act, and then we had to go through the process of then interviewing who we thought would best get us to those places.

So, we have those activities going on right now in both of these places, and that’s why we said that the bulk of this money will be spent in the second half. After our first quarter, we knew that we would likely be in a position to be able to invest in the business. We wanted to continue to follow the trends while we simultaneously -- and I should even say during the first quarter, we started ramping up activities beyond what we had already had in our plan. In the case of Fluent, and you heard about the Pitney venture and the Amazon opportunity, to be able to send this content with the value that we expect it to have to our customers, and the encryption capabilities, both of which Amazon acknowledge in their quote in the press release, we have created that run rate, all right, and that’s a run rate that we expect very good returns on if not next year, certainly beyond next year.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

The dollar amount, the $28 million, sorry if you already covered this, how much of it is incremental to your guidance?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

I’m going to repeat what Mike said. $20 million is incremental, all right, and Mike, you said about $10 million we expect to be in the run rate of the $28 million next year.

Mike Liberatore - Broadridge Financial Solutions Inc - Acting Princial Financial Officer

That’s correct.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Understood. Just wanted to be clear.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

And let me say something. We’re always investing in the business. So this was an increased investment level beyond the investments that we are always investing in the business. Okay? This is a long-term play. So we’re not here thinking that, the products that we have will get us to where we need to get to, even with our great returning revenue. What we’ve decided and very consciously decided, post-spin, was that we’re going to control our own destiny, and the way to control your own destiny is to figure out how to control that top line.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Just to let you guys go on a couple last questions, just the confidence in closing one large transaction and then also doing a tuck-in before year end, I mean, should we attribute that to mean you have been down selected or in final stages on those things? I’m curious on the large transaction, is that an Accenture deal? It didn’t sound like it necessarily would be.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

I’m not going to comment on whether it is or isn’t. I did comment we feel very good about where we are with Accenture, and I did comment, we feel very good on where we are on at least the large transaction. So I’ll leave that at that, all right. And I thought there was another part to that, and I apologize.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

The tuck-in acquisitions. Same question, tuck-in acquisitions. Should we assume that’s sort of in the final stages at this point?

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

You know, again, whether it be a large transaction or tuck-in, it’s never over until it’s over. I made the comments deliberately so if you will interpret that I was thinking we’re pretty close, I don’t think that would be a misinterpretation.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Got it. We’ll put our spin to it. Thanks.

Operator

I’m showing that we have no further questions at this time. I will now turn the call back over to Mr. Daly.

Rich Daly - Broadridge Financial Solutions Inc - President and CEO

Thank you. First of all, thank you to everybody for participating today. Mike in particular, thanks for your efforts over this last quarter. Mike, David, and I will look forward to meeting with you in the near future. I want to remind you that next Tuesday, February 11, at noon, we will have our investor lunch at 1 Park, and we always love those dialogues. So, anyone who would like to attend, please give David or our IR organization a call. And we look forward to seeing you then. We are certainly going to encourage everyone to choose to have a great day, and although there’s still lots of snow here in Lake Success, it looks pretty bright and sunny to me. Thanks so much.

Operator

This concludes today’s Broadridge Financial Solutions Inc, second quarter FY2014, earnings conference call. Thank you for your participation. You may now disconnect.